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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

1.      SDI Foreign Operations, Inc., a Delaware corporation

2.      SDI GmbH, a company organized under the laws of Germany

3.      Artecon Japan Ltd., a Japanese corporation

4.      Artecon Foreign Sales Corporation, a Barbados corporation

5.      Artecon Europe B.V., a Netherlands corporation


                                       1.